                                                                  EXHIBIT  10.26
                                                                  --------------

                 Smurfit-Stone Container Corporation Letterhead



                                          January 4, 2002
Mr. Ray Curran
55 W. Delaware Place
Apt. #506
Chicago, IL 60610

Dear Ray:

The following Letter Agreement is to confirm our agreement on the termination of the Employment Agreement between Smurfit-Stone Container Corporation (the "Company") and you dated as of April 1, 1999 (the "Employment Agreement"). It is understood and agreed that you will retire from your positions of President and Chief Executive Officer and as a Director of the Company, effective as of January 4, 2002 (the "Retirement Date"), and that, except as expressly stated herein, the Employment Agreement shall be deemed to be terminated as of such date. At the Company's request, you shall execute any and all documents reasonably necessary to confirm your resignation as an officer and director of the Company and its subsidiaries. The following provisions have been agreed between the Company and you in connection with your resignation and the termination of the Employment Agreement:

1.   Cancellation and Termination of Employment Agreement. Within 10 days
     ----------------------------------------------------
     following the Retirement Date (or if later, within 10 days following the date of this letter), the Company shall pay to you in U.S. dollars an amount equal to the aggregate of the following:

     (a)  Three (3) times your current annual base salary of $1,325,000; plus

     (b) Three (3) times $1,275,000, the amount of the award paid to you for 2000 under the Management Incentive Plan of the Company (in cash); plus

     (c) Three (3) times the amount reimbursed to you by the Company for financial planning services and tax return preparation during 2001; plus

     (d)  Four hundred thousand dollars ($400,000).

     This payment shall be in consideration for your agreement to cancel your Employment Agreement. The Company has no reason to believe that the Company will undergo a change-in-control within the meaning of Code Section 280G and as a result no payments hereunder should be subject to the excise tax described in Section 6(c) of the Employment Agreement. Notwithstanding the foregoing, if such payments shall

Mr. Ray Curran
January 4, 2002
Page 2

     ultimately be determined to be subject to the excise tax, the Company shall pay to you a Gross Up Payment (as defined in the Employment Agreement).

2.   Pending Salary and Other Items. The Company shall pay any accrued and
     ------------------------------
     unpaid salary to which you are entitled as of the Retirement Date in accordance with normal payroll practices (it being understood and agreed that you have no accrued and unused vacation or other paid leave as of the Retirement Date). Concurrently with the payment of the amount required under Section 1, the Company shall pay your 2001 Management Incentive Award at an amount equal to 40% of your current salary, or $530,000, in cash. The Company shall reimburse you for all unpaid business expenses incurred by you if submitted to the Chief Financial Officer of the Company within 30 days following the Retirement Date in accordance with Company policy. All perquisites currently supplied to you by the Company, such as club dues and a car, facsimile, and telephone in Ireland, will be provided for the duration of the Consulting Agreement.

3.   Continuation of Benefits. For a period of three (3) years following the
     ------------------------
     Retirement Date (the "Benefit Continuation Period"), the Company shall continue in force all Company-provided insurance coverage for you and your spouse, including medical, dental, life and disability coverage, based on your base salary as of the Retirement Date. If the continuation of any of such coverage is impractical or legally prohibited, the Company shall either purchase comparable coverage from third party providers reasonably acceptable to you or pay you in cash the amount of premium the Company paid for such coverage immediately prior to the Retirement Date. During the Benefit Continuation Period, if you purchase long-term disability coverage with after-tax dollars, the Company will reimburse you, at least annually, for the amount of such premiums, up to an annual amount of after-tax dollars you paid to purchase long-term disability coverage before the Retirement Date.

4.   Outplacement Service. The Company shall reimburse you for outplacement
     --------------------
     services incurred by you in the search for other employment, up to a maximum of $50,000. At your option, the Company will pay your outplacement service provider(s) directly, up to the maximum amount set forth in this Section.

5.   Pension. You shall continue to receive credit for continuous service under
     -------
     the Company's Pension Plan for Salaried Employees and the Company's Supplemental Income Pension Plan III for three years following the Retirement Date. It is understood and agreed that your aggregate pension benefit under these plans will be offset by the pension benefit that you receive from the retirement plan(s) of Jefferson Smurfit Group plc. ("JSG"). The Company presently estimates that your monthly pension benefit from the Company's Pension Plan for Salaried Employees and the Company's Supplemental Income Pension Plan III at age 60 will be approximately $12,678 (assuming that you do not become eligible for social security in the U.S.) over and above the approximately $25,000 monthly benefit you will receive from JSG. You have not been designated as a participant in the Company's Supplemental Income Pension Plan II, however, the

Mr. Ray Curran
January 4, 2002
Page 3

     Company agrees to establish for you a supplemental pension income program that will purchase an annuity for you from an insurance company reasonably acceptable to you, which will provide you with an annual benefit, commencing on the Retirement Date, equal to the difference, if any, between
     (i) $200,000, and (ii) the aggregate annual payments to you for each corresponding year pursuant to the Company's Pension Plan for Salaried Employees and the Company's Supplemental Income Pension Plan III. The parties understand that you will not qualify for benefits under the Company's pension plans until May 13, 2006, at the earliest, so for the intervening period from the Retirement Date until then, the full $200,000 a year will be provided in monthly payments of $16,667. US dollars. At your option, in lieu of the annuity referred to in the immediately preceding sentence, the Company will pay to you an amount, in cash, equal to the premium it would otherwise have had to pay in order to purchase the annuity.

6.   Stock Options. All options to acquire common stock of the Company granted
     -------------
     to you under the stock option plans of the Company and its predecessor, will vest no later than the Retirement Date or such later date as you may specify in writing within five days of this Letter Agreement. You will be permitted to exercise such options at any time prior to the earlier of (i) the expiration or other termination date of such options or (ii) the fifth anniversary of the Retirement Date.

7.   Consulting Agreement. The Company and you shall enter into a Consulting
     --------------------
     Agreement, effective as of the Retirement Date (the "Consulting Agreement") on customary terms and conditions pursuant to which you shall provide executive consulting services for the Company as requested by the Board of Directors or the Chief Executive Officer at times mutually agreeable for a period of three years following the Retirement Date. The Consulting Agreement shall provide for an annual consulting fee of $2,200,000, payable quarterly in arrears. During the Consulting Period, your attendance at the Company's offices shall not be required. During the Consulting Period, you agree to cooperate fully with the Company in any investigation, negotiation, litigation or other action arising out of any transaction in which you were involved or of which you had knowledge during your employment by the Company, and will provide indemnification for any and all actions taken by you in performance of consulting services under that Agreement to the same extent indemnification is provided for actions taken by you as a director or officer of the Company. Under no circumstances, however, shall your obligation to the Company under this Section unreasonably interfere with your consulting, employment or other obligations to any third party.

8.   Restrictive Covenants. The Restrictive Covenants set forth in Section 7 of
     ---------------------
     the Employment Agreement shall apply to you for the term of the Consulting Agreement, and shall be extended to apply to the European Community as well as the United States.

9.   Publicity and Nondisparagement. Both the Company and you shall publicly
     ------------------------------
     characterize the termination of the Employment Agreement and your resignation as a retirement. You agree not to, directly or indirectly, make any public disclosure or take any action to cause

Mr. Ray Curran
January 4, 2002
Page 4

     public disclosure that would be inconsistent with your resignation being characterized as a retirement. You hereby consent to the public disclosure of the contents of this Letter Agreement by the Company in accordance with applicable laws and regulations governing disclosure of executive compensation.

     Without limiting the provisions of the Restrictive Covenants set forth in
     Section 7 of the Employment Agreement, you further agree that you will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Company or its good will, products or business opportunities, or in any manner detrimental to the Company and any parent, subsidiary, affiliate or other entity related to the Company, as well as its or their predecessors, successors and assigns, shareholders, directors, officers, agents, representatives, servants, and employees, past, present and future (the "Company Parties") at any time following the Retirement Date. If you breach this provision, you agree to indemnify the Company against all liability, costs and expenses, including reasonable attorneys' fees, related to such breach.

     The Company Parties agree that the Company Parties will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon you, or in any manner detrimental to you. If the Company Parties breach this provision, the Company Parties agree to indemnify you against all liability, costs and expenses, including reasonable attorneys' fees, related to such breach.

     The provisions of this Section shall not apply to testimony as a witness, compliance with other legal obligations, assertion of or defense against any claim of breach of this Letter Agreement, and shall not require the Company Parties or you to make false statements or disclosures.

10.  Release. In consideration of the benefits and payment to be paid hereunder,
     -------
     you hereby release, forever discharge and hold harmless the Company Parties, individually and collectively, from any and all claims, demands, causes of action or liabilities, that you ever had, or now have, or that your heirs, executors or administrators hereafter can, shall or may have upon or by reason of any matter, cause or thing whatsoever, whether known or unknown, suspected or unsuspected, arising out of or in any way connected with your employment and/or separation from the Company. Without limiting the generality of the foregoing, this release applies to any right that you have or may have to commence or maintain a charge or action alleging discrimination under any federal, state or local statute (whether before a court or an administrative agency), and any right that you have or may have to commence or maintain a claim or action alleging wrongful termination, breach of contract, commission of tort, or any combination thereof, whether based in law or in equity. You agree not to make, assert or maintain any charge, claim, demand or action that would be covered by this release. If you breach this provision, you agree to

Mr. Ray Curran
January 4, 2002
Page 5

     indemnify the Company against all liability, costs and expenses, including reasonable attorneys' fees, related to such breach.

     The Company Parties hereby release, forever discharge and hold you and your heirs, executors or administrators harmless from any and all claims, demands, causes of action or liabilities, that the Company Parties ever had, or now have, or that hereafter can, shall or may have upon or by reason of any matter, cause or thing whatsoever, whether known or unknown, suspected or unsuspected, arising out of or in any way connected with your employment and/or separation from employment. Without limiting the generality of the foregoing, this release applies to any right that you have or may have to commence or maintain a charge, action or claim for benefits under the Company's Supplemental Income Pension Plan II. Except as provided in the preceding sentence, this Section 10 shall not apply to (i) actions or claims to enforce this Letter Agreement or the Consulting Agreement, (ii) claims for indemnification that is required to be provided to you by the Company under Sections 7 or 11 or pursuant to the Consulting Agreement, or (iii) claims you may have now or in the future arising out of or relating to any benefit, retirement, pension or other similar employment-related plans or benefits to which you are or may become entitled as a result of your employment with the Company or any of its affiliates or predecessor entities. The Company Parties agree not to make, assert or maintain any charge, claim, demand or action that would be covered by this release. If the Company Parties breach this provision, the Company Parties agree to indemnify you against all liability, costs and expenses, including reasonable attorneys' fees, related to such breach.

11.  Indemnification and Insurance. The Company shall continue to indemnify you
     -----------------------------
     and provide applicable directors' and officers' liability insurance coverage (including, where required, legal defense) to the same extent it indemnifies and provides liability insurance coverage to officers of the Company.

12.  Legal Fees. The Company will pay the reasonable attorneys' fees and actual
     ----------
     out-of-pocket expenses of your legal advisors incurred in connection with negotiating this Letter Agreement, not to exceed $25,000.00, which amount will be in addition to any payments described elsewhere in this Agreement, upon submission of invoices for such fees and expenses.

13.  Office Support. The Company shall continue to employ Ms. Karen Korienek at
     --------------
     an annual salary of $82,500 until the earlier of (i) three years from the Retirement Date, or (ii) the date you begin employment with another employer in Chicago that provides office space and support and by whom Ms. Korienek is also employed, during which time Ms. Korienek will report to you, and will not be required to report to the offices of the Company.

14.  Relocation Expenses. The Company shall reimburse you for the reasonable
     -------------------
     expenses of relocating your personal residence and belongings from Chicago, Illinois, incurred within

Mr. Ray Curran
January 4, 2002
Page 6

     one year of the Retirement Date, if required by your new employment, up to a maximum of $150,000.00.

15.  Tax Matters. The Company agrees to cooperate with you to structure the
     -----------
     payments made under this Letter Agreement in a manner most tax effective to you, provided the Company is not economically disadvantaged or legally at risk by such structure.

16.  Entire Agreement and Interpretation. This Letter Agreement and Section 7 of
     -----------------------------------
     the Employment Agreement as modified herein constitute the entire agreement of the parties with respect to the subject matter hereof, and may not be modified except by a writing signed by you and the Chairman of the Board or Chief Executive Officer of the Company. The laws of the State of Illinois shall govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. The parties both agree to submit to jurisdiction and venue in the Courts of Cook County, Illinois. All dollar amounts referred to in this Letter Agreement are in United Stated currency.

17.  Acknowledgements. By signing this Agreement, you expressly acknowledge and
     ----------------
     agree that:

     (a)  you have read and fully understand the terms of this Letter Agreement;

     (b) the payments and benefits described above are significantly more valuable than any payments or benefits you would otherwise be entitled to receive;

     (c) you have been advised to consult with and have consulted with an attorney, Barbara Brown, prior to signing this Letter Agreement;

     (d) each party has cooperated in the preparation of this Letter Agreement and, as a result, this Letter Agreement shall not be construed against any party on the basis that the party was the draftsperson; and

     (e) you have knowingly and voluntarily entered this Letter Agreement, without any duress, coercion or undue influence by anyone.

18.  Counterparts. This Agreement may be signed in single or separate
     ------------
     counterparts, each of which shall constitute an original.

Mr. Ray Curran
January 4, 2002
Page 7

     If the foregoing accurately sets forth our understanding, please execute the enclosed copy of this letter and return it to the Secretary of the Company.

                                        Sincerely yours,

                                        SMURFIT-STONE CONTAINER CORPORATION


                                        By /s/ M.W.J. Smurfit
                                           -----------------------------------
                                           Chairman of the Board

ACCEPTED AND AGREED AS
OF JANUARY 4, 2002


/s/ Ray M. Curran
---------------------------
Ray M. Curran